COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
COMUPTATION OF EARNINGS PER SHARE
June 30, 1996
(Unaudited)(In thousands, except per share amounts)

                                   EXHIBIT 11


                                                        Primary                Fully Diluted
                                                    Q-T-D     Y-T-D            Q-T-D    Y-T-D
                                                   --------  --------         -------  -------
Net income                                          $13,111   $24,165         $13,111    $24,165

Interest expense on $9,333,000, 7.50%
  convertible subordinated debentures                                             181        364

Tax effect @ 35.40% for the quarter                                               (64)      (129)
                                                    -------   -------         -------    -------

Net income                                          $13,111   $24,165         $13,228    $24,400
                                                    -------   -------         -------    -------

Average shares outstanding                           13,581    13,512          13,581     13,512
Effect of stock options                                 108       104             108        104
                                                    -------   -------         -------    -------
Primary average shares outstanding                   13,689    13,616          13,689     13,616
                                                    -------   -------         -------    -------
Contingent shares:
Addtional effect of stock options                                                 -         -
$8,074,200 / $28.00                                                               288        288
                                                                              -------    -------
Fully diluted average shares outstanding                                       13,977     13,904
                                                                              -------    -------
Earnings per share:
                                                    ------    -------         -------    -------
Net income                                          $ 0.96    $  1.77         $  0.95    $  1.75
                                                    ------    -------         -------    -------